Exhibit 99.1

Atlantic Power Corporation Announces Closing of New Senior Secured

Credit Facilities by APLP Holdings Limited Partnership

DEDHAM, MASSACHUSETTS — April 13, 2016 — Atlantic Power Corporation (TSX: ATP; NYSE: AT) (the “Company”), today announced that APLP Holdings Limited Partnership (“APLP Holdings”), a wholly-owned subsidiary of the Company, has entered into new senior secured credit facilities, comprising $700 million in aggregate principal amount of senior secured term loan facilities (the “New Term Loan”) and $200 million in aggregate principal amount of senior secured revolving credit facilities (the “New Revolver”).  Collectively, the New Term Loan and the New Revolver comprise the “New Credit Facilities”.  The Company previously announced the launch of the syndication of the New Credit Facilities in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 21, 2016, and the press release referred to therein.

“We are pleased to have closed this financing transaction despite a difficult market environment, particularly for companies in the energy sector,” said James J. Moore, Jr., President and Chief Executive Officer of Atlantic Power.  “Following the planned redemption of our 2017 convertible debentures, we will have no corporate debt maturities prior to 2019.  Continued delevering of our balance sheet is an important priority for us and will be achieved through amortization and discretionary debt repurchases. Although our cash flow allocation will be focused on additional debt reduction, we now have adequate financial flexibility to invest in some capital-light growth opportunities and to continue making discretionary investments in our power plants.”

Below is a summary of the terms of the financing.  Additional details are included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 13, 2016.

•                  The maturity dates of the New Revolver and the New Term Loan are April 2021 and April 2023, respectively.

•                  Proceeds from the New Term Loan reflect an original issue discount of 3%.  The interest rate on the New Term Loan is the Adjusted Eurodollar Rate (as defined in the credit agreement governing the New Credit Facilities) plus a margin of 5.00%.

•                  The New Term Loan contains customary prepayment provisions, including a mandatory 1% annual amortization and mandatory prepayment via the greater of a 50% cash sweep or such other amount that is required to achieve a specified targeted debt balance that declines on a quarterly basis based on a predetermined specified schedule.

The Company and its subsidiaries expect to use the proceeds of the New Term Loan to:

•                  fund the prepayment of the existing senior secured term loan at the Company’s Atlantic Power Limited Partnership subsidiary in the amount of $447.9 million, plus accrued interest;

•                  fund the optional prepayment or redemption, at a price equal to par plus accrued interest, of the Company’s outstanding Cdn$67.2 million 6.25% Convertible Unsecured Subordinated Debentures, Series A, maturing in March 2017, and the Company’s outstanding Cdn$75.8 million 5.60% Convertible Unsecured Subordinated Debentures, Series B, maturing in June 2017 (total US$ equivalent $110.1 million as of March 31, 2016);

•                  pay transaction costs and expenses; and

•                  make a distribution to the Company from remaining proceeds of approximately $106 million, which the Company may use for any corporate purpose, including, at the discretion of the Company, repurchase of convertible debentures maturing in 2019 and repurchase of preferred and common equity.

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of power generation assets in the United States and Canada.  The Company’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  Atlantic Power’s power generation projects in operation have an aggregate gross electric generation capacity of approximately 2,138 MW, in which its aggregate ownership interest is approximately 1,500 MW.  The Company’s current portfolio consists of interests in twenty-three operational power generation projects across nine states in the United States and two provinces in Canada.

Atlantic Power trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of certain financial data and other publicly filed documents are filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

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Cautionary Note Regarding Forward-Looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects.  These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited to, statements with respect to the following:

•                  the Company’s general expectations regarding the use of proceeds;

•                  the Company’s expectations regarding corporate debt maturities following entry into the New Credit Facilities;

•                  the Company’s expectations regarding the impact of the New Credit Facilities on debt reduction efforts; and

•                  the Company’s expectations regarding cash flow allocation.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting the Company.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.